Exhibit 99.1

CONTACTS:
Tapestry, Inc.
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Media:
Jennifer Leemann
Global Head of Communications
212/631-2797
jleemann@tapestry.com

TAPESTRY, INC. REPORTS FISCAL 2025 FOURTH QUARTER AND FULL YEAR RESULTS

•	Achieved Record Fourth Quarter Revenue of $1.7 Billion, an Increase of 8% Versus Prior Year Led by a 14% (+13% Constant Currency) Gain at the Coach Brand

•	Delivered Record Annual Revenue of $7.0 Billion in Fiscal Year 2025, an Increase of 5% Versus Prior Year Fueled by 10% Coach Brand Growth

•	Drove Gross Margin Expansion of 210 Basis Points in Fiscal Year 2025

•	Returned $2.3 Billion to Shareholders in Fiscal Year 2025 Driven by Strong Balance Sheet and Robust Cash Flow Generation

•	Board of Directors Approves 14% Dividend Increase

•	Initiates Fiscal Year 2026 Outlook for Continued Revenue, Operating Margin, and Earnings Growth Inclusive of Tariff and Trade Policy Impacts

Link to Download Tapestry’s Q4 and Fiscal Year Earnings Presentation, Including Brand Highlights

New York, August 14, 2025 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands, today reported results for the fiscal fourth quarter and full year ended June 28, 2025.

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., commented:
“Fiscal 2025 was a breakout year for Tapestry as our systemic approach to brand-building is capturing a new generation of consumers around the world.  Our strong growth, capped by our fourth quarter outperformance, reinforces that our strategies are working.  Importantly, we achieved bold targets we set three years ago in a dynamic landscape, delivering over $5 in adjusted earnings per share and returning more than $3 billion cumulatively to shareholders. Looking ahead, the creativity, craftsmanship, and compelling value we offer at scale – combined with the agility of our operating model – position us to drive compounding long-term growth and shareholder value.”

Tapestry, Inc. Strategic & Financial Highlights
Tapestry advanced its strategic priorities throughout the quarter and year. Highlights included:

Build Lasting Customer Relationships
•
Acquired approximately 1.5 million new customers in North America for the quarter and over 6.8 million during the year, driven by a growing number of Gen Z and Millennial consumers, which represented approximately 60% of new customers for the quarter and year.

Power Global Growth
•
Drove 8% revenue growth versus prior year for the fourth fiscal quarter, outperforming expectations, highlighted by constant currency gains in North America (+8%), Europe (+10%), and total APAC (+6%), including Greater China growth of (+18%), led by 13% constant currency revenue growth at Coach;

•
Increased revenue by 5% versus prior year for the fiscal year, fueled by constant currency gains in North America (+5%), Europe (+28%), and total APAC (+2%), led by 10% constant currency revenue growth at Coach;

•	Exceeded the Company’s non-GAAP EPS outlook for the fourth quarter and full year;

•	Achieved the EPS target outlined at the Company’s Investor Day three years ago, delivering strong growth and showcasing the strength and agility of Tapestry’s business and teams.

Deliver Compelling Omni-Channel Experiences
•
Increased direct-to-consumer revenue by 6% for the quarter and 5% for the year on a constant currency basis, which included Digital revenue growth of mid-teens and low-double-digits for the quarter and year, respectively, and a low single-digit gain in global brick and mortar sales in both the quarter and the year; achieved strong and increasing profitability across channels, powered by a blend of creativity and Tapestry’s data and analytics capabilities.

Fuel Fashion Innovation and Product Excellence
•
Drove strong handbag revenue growth at Coach, with a mid-teens  percentage rate AUR gain for the quarter and a low-double-digit AUR gain for the year, reflecting compelling innovation and broad-based traction across the leathergoods offering;

•
Expanded gross margin by 140 basis points for the quarter and 210 basis points for the year, driven by the Company’s operational outperformance and discipline, which continued to fund incremental investments in brand marketing;

•
Leveraged Tapestry’s agile and globally scaled supply chain to deliver innovation and value to consumers, underpinning the Company’s accelerated growth, margin expansion, and ability to navigate the complex external environment.

Summary of Revenue Information (Unaudited) – in USD millions

		% Change			% Change
	Quarter Ended June 28, 2025	Reported	Constant Currency	Year Ended June 28, 2025	Reported	Constant Currency
Brand
Coach	1,425.1	14%	13%	5,598.5	10%	10%
Kate Spade	252.6	(13)%	(13)%	1,197.1	(10)%	(10)%
Stuart Weitzman	45.5	(10)%	(10)%	215.1	(11)%	(11)%

Region
North America	1,103.2	8%	8%	4,516.5	5%	5%
Greater China (1)	273.9	18%	18%	1,059.7	5%	5%
Japan	118.3	(7)%	(11)%	514.8	(7)%	(5)%
Other Asia (2)	86.4	—%	(1)%	380.3	9%	8%
Europe	104.2	13%	10%	420.7	29%	28%
Other (3)	37.2	14%	13%	118.7	3%	3%

Tapestry	1,723.2	8%	8%	7,010.7	5%	5%

(1) Greater China includes mainland China, Taiwan, Hong Kong SAR, and Macao SAR.
(2) Other Asia includes Malaysia, Australia, South Korea, Singapore, and other countries primarily within Asia.
(3) Other primarily represents royalties earned from the Company's licensing partners and sales in the Middle East.

Shareholder Return Programs
In Fiscal 2025, the Company returned $2.3 billion through dividends and share repurchases:
•	Dividend: The Company returned $300 million to shareholders in Fiscal 2025 at an annual dividend rate of $1.40 per share.
•
Share Repurchases: As previously announced, in November 2024, the Company executed a $2 billion Accelerated Share Repurchase program (‘ASR’) and initially received 28.4 million shares. This program is expected to result in an average purchase price of around $78 per share. Per the terms of the agreement, Tapestry owes an estimated payment of approximately $200 million. The exact payment amount will be based on Tapestry’s share price through the final settlement date, which is expected to occur in the Company’s Fiscal 2026 first quarter.

Looking ahead to Fiscal 2026, given Tapestry’s strong operational results, robust balance sheet, significant free cash flow generation, and outlook for growth, the Company expects to continue its strong capital return programs:
•
Dividend: The Board of Directors approved a 14% increase to the Company’s dividend, with a quarterly cash dividend of $0.40 per common share payable on September 22, 2025 to shareholders of record as of close of business on September 5, 2025 for an anticipated annual dividend rate of $1.60 per share.

•	Share Repurchases: In addition to the completion of the ASR as noted, Tapestry expects to buy back $800 million in common stock in the fiscal year under its existing share repurchase authorization.

Non-GAAP Reconciliation
During the fiscal fourth quarter of 2025, Tapestry recorded certain items that decreased the Company’s pre-tax income by $872 million, net income by $740 million, and earnings per diluted share by $3.53.  On a full year basis, these charges lowered the Company’s reported pre-tax income by $1.16 billion, net income by $951 million, and earnings per diluted share by $4.28.  This was related to $855 million in impairment charges on the indefinite-lived brand intangible asset and goodwill for Kate Spade.  These charges resulted from a decline in both current and future expected cash flows, which included an estimated impact of cost increases due to changes in tariff and trade policies. In addition, the Company recorded non-recurring Organizational efficiency costs, and Acquisition and Divestiture costs resulting from the sale of the Stuart Weitzman brand.  Finally, the Company also recorded certain non-recurring fees in the first half of the fiscal year associated with the terminated acquisition of Capri Holdings Limited.

Please refer to the Financial Schedules included herein for a full reconciliation of the Company’s reported GAAP to non-GAAP results.

Overview of Fiscal 2025 Fourth Quarter Financial Results
•
Net sales totaled $1.72 billion, representing 8% growth versus prior year on both a reported and constant currency basis.  FX represented a tailwind of approximately 50 basis points in the quarter due to the depreciation of the U.S. Dollar.

•
Gross profit totaled $1.32 billion, while gross margin was 76.3%, an increase of 140 basis points, driven by operational improvements of approximately 200 basis points, partially offset by a currency headwind of over 50 basis points. This compared to prior year gross profit of $1.19 billion, representing a gross margin of 74.9%.

•
SG&A expenses totaled $1.90 billion on a reported basis.  On a non-GAAP basis, SG&A expenses totaled $1.03 billion and represented 59.6% of sales. In the prior year period, SG&A expenses totaled $956 million and represented 60.1% of sales on a GAAP basis and totaled $929 million and represented 58.4% of sales on a non-GAAP basis.

•
Operating income (loss) was ($583) million on a GAAP basis, while operating margin was (33.9%).  On a non-GAAP basis, operating income was $289 million, while operating margin was 16.8%. This compares to GAAP operating income of $235 million and a 14.8% operating margin and non-GAAP operating income of $262 million and a 16.5% operating margin in the prior year period.

•	Net interest expense (income) was $15 million compared to prior year period net interest expense of $31 million on a GAAP basis and ($3) million in net interest income on a non-GAAP basis.
•	Other expense (income) was ($4) million compared to other expense of $4 million in the prior year period.
•
Net income (loss) was ($517) million, with earnings per diluted share of ($2.49) on a GAAP basis.  On a non-GAAP basis, net income was $223 million, with earnings per diluted share of $1.04.  In the prior year period, net income was $159 million, with earnings per diluted share of $0.68 on a GAAP basis.  On a non-GAAP basis, net income in the prior year period was $217 million, with earnings per diluted share of $0.92.  The tax rate for the quarter was 12.9% on a GAAP basis and 19.9% on a non-GAAP basis.  In the prior year period, the tax rate was 20.7% on a GAAP basis and 16.8% on a non-GAAP basis.

Overview of Fiscal 2025 Full Year Financial Results
•
Net sales totaled $7.01 billion, representing 5% growth versus prior year on both a reported and constant currency basis.  FX represented a headwind of approximately 20 basis points in the year due to the appreciation of the U.S. Dollar.

•
Gross profit totaled $5.29 billion, while gross margin was 75.4%, an increase of 210 basis points, driven by operational improvements of approximately 200 basis points.  This compared to prior year gross profit of $4.89 billion, representing a gross margin of 73.3%.

•
SG&A expenses totaled $4.87 billion and represented 69.5% of sales on a GAAP basis.  On a non-GAAP basis, SG&A expenses totaled $3.89 billion and represented 55.4% of sales.  In the prior year period, SG&A expenses totaled $3.75 billion and represented 56.2% of sales on a GAAP basis and totaled $3.64 billion and represented 54.5% of sales on a non-GAAP basis.

•
Operating income was $415 million on a GAAP basis, while operating margin was 5.9%.  On a non-GAAP basis, operating income was $1.40 billion, while operating margin was 20.0%.  In the prior year, GAAP operating income was $1.14 billion, while operating margin was 17.1%, and non-GAAP operating income was $1.25 billion, while operating margin was 18.7%.

•
Loss on extinguishment of debt was $120 million on a GAAP basis, primarily reflecting the redemption of the acquisition-related debt following the termination of the merger agreement with Capri Holdings Limited, and $1 million on a non-GAAP basis. There were no debt extinguishment costs in the prior year period.

•
Net interest expense was $85 million on a GAAP basis and $25 million on a non-GAAP basis.  This compared to prior year net interest expense of $125 million on a GAAP basis and $8 million on a non-GAAP basis.

•	Other expense (income) was ($7) million, as compared to $3 million in other expense in the prior year.
•
Net income was $183 million, with earnings per diluted share of $0.82 on a GAAP basis.  On a non-GAAP basis, net income was $1.13 billion, with earnings per diluted share of $5.10.  In the prior year, GAAP net income was $816 million, with earnings per diluted share of $3.50.  On a non-GAAP basis, net income in the prior year was $1.00 billion, with earnings per diluted share of $4.29.   The tax rate for the year was 15.2% on a GAAP basis and 17.8% on a non-GAAP basis.  In the prior year, the tax rate was 19.4% on a GAAP basis and 19.2% on a non-GAAP basis.

Balance Sheet and Cash Flow Highlights
•
Cash, cash equivalents and short-term investments totaled $1.12 billion and total borrowings outstanding were $2.39 billion, representing net debt of $1.27 billion, which reflected the repayment of the Company’s April 2025 bonds at maturity, totaling $303 million.  The Company’s leverage ratio, based on gross debt to adjusted EBITDA, was 1.4x as of the end of the fiscal year.

•
Inventory was $861 million, as expected, which excluded $92 million of Stuart Weitzman inventory classified as Assets held for sale.  This compared to the prior year’s total ending inventory of $825 million.

•
Cash flow from operating activities for the fiscal year was an inflow of $1.22 billion compared to an inflow of $1.26 billion in the prior year.  Adjusted free cash flow for the fiscal year was an inflow of $1.35 billion compared to an inflow of $1.28 billion in the prior year.

•	CapEx and implementation costs related to Cloud Computing for the fiscal year was $153 million versus $144 million a year ago.

Financial Outlook
Tapestry is initiating its Fiscal 2026 outlook, which is provided on a non-GAAP basis:

•
Revenue approaching $7.2 billion, representing low-single-digit growth versus prior year on a reported basis; excluding Stuart Weitzman, pro-forma revenue is expected to grow at a mid-single-digit rate on a nominal and constant currency basis.  Foreign currency is expected to be an 80-basis point tailwind to topline results in the fiscal year;

•
Operating margin above prior year, which reflects more than 250 basis points of underlying margin expansion, offset by a negative tariff and duty impact of approximately 230 basis points. The projected negative tariff and duty headwind of approximately 230 basis points or $160 million incorporated in this outlook reflects the timing of policy implementation, product sell-through, and mitigating actions underway.  The Company expects to offset the impact of these incremental tariffs and duties over time;

•	Net interest expense of approximately $65 million;
•	Tax rate of approximately 18%;
•	Weighted average diluted share count of approximately 213 million shares;
•	Earnings per diluted share of $5.30 to $5.45, representing 4% to 7% growth compared to the prior year. This includes the negative impact of incremental tariffs and duties of over $0.60;
•	Adjusted free cash flow approaching $1.3 billion.

Please note this outlook:
•	Embeds U.S. trade and tax policies as of August 1, 2025 including the elimination of Section 321 benefits as of August 29, 2025 and no implementation of OECD’s proposed Pillar II guidance;
•	Includes foreign currency exchange rates using spot rates at the time of forecast;
•	Assumes no material worsening of inflationary pressures or consumer confidence;

•
Excludes one-time costs associated with the sale of Stuart Weitzman, which closed on August 4, 2025, as well as the brand’s results for the period under ownership in Fiscal 2026.  The exclusion of Stuart Weitzman is expected to be immaterial to operating profit and earnings per diluted share in the fiscal year; and

•	Excludes non-recurring costs associated with the Company’s organizational efficiency efforts.

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:
The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details
The Company will host a conference call to review these results at 8:00 a.m. (ET) today, August 14, 2025.  Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 6514014.  A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.  In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events
As previously announced, the Company plans to host an Investor Day on September 10, 2025 to discuss its long-term strategic initiatives and financial outlook.

In addition, the Company expects to report Fiscal 2026 first quarter results on Thursday, November 6, 2025.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.
Our global house of brands unites the magic of Coach and kate spade new york. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to harness the power of an inclusive culture. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under  “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," “can,” “if,” "continue," “project,” “assumption,” "should," "expect," “confidence,” “goals,” “trends,” “anticipate,” "intend," "estimate," “on track,” “future,” “well positioned to,” “plan,” “potential,” “position,” “deliver,” “believe,” “seek,” “see,” “will,” “would," “uncertain,” “achieve,” “strategic,”  “growth,” “target,” "guidance," "forecast," “outlook,” “commit,” “innovation,” “drive,” “leverage,” “generate,” “enhance,”  “effort,” “progress,” “confident,”  “we can stretch what’s possible,” similar expressions, and variations or negatives of these words. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of international trade disputes and the risks associated with potential changes to international trade agreements, including the imposition or threat of imposition of new or increased tariffs or retaliatory tariffs implemented by countries where our manufacturers are located as well as the imposition of additional duties on the products we import, economic conditions, recession and inflationary measures, risks associated with operating in international markets, including currency fluctuations and changes in economic or political conditions in the markets where we sell or source our products, the ability to anticipate consumer preferences and retain the value of our brands and respond to changing fashion and retail trends in a timely manner, including our ability to execute on our e-commerce and digital strategies, the impact of tax and other legislation, the effect of existing and new competition in the marketplace, our ability to successfully identify and implement any sales, acquisitions or strategic transactions on attractive terms or at all, including our recent sale of the Stuart Weitzman Business, our ability to achieve intended benefits, cost savings and synergies from acquisitions, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to satisfy our outstanding debt obligations or incur additional indebtedness, the risks associated with climate change and other corporate responsibility issues, our ability to protect against infringement of our trademarks and other proprietary rights, and the impact of pending and potential future legal proceedings, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table below, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding acquisition and divestiture costs, organizational efficiency costs and impairment for the fourth quarter and fiscal year ended June 28, 2025; meanwhile, they have been presented both including and excluding acquisition costs for the fourth quarter and fiscal year ended June 29, 2024. In addition, Operating Income (loss), Interest expense, Provision for income taxes, Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding acquisition and divestiture costs, organizational efficiency costs and impairment for the fourth quarter and fiscal year ended June 28, 2025; meanwhile, they have been presented both including and excluding acquisition costs for the fourth quarter and fiscal year ended June 29, 2024. Lastly, Loss on extinguishment of debt has been presented both including and excluding acquisition and divestiture costs for the fiscal year ended June 28, 2025.

The Company also presents Adjusted Free Cash Flow, which is a non-GAAP measure, and is calculated by taking Net cash provided by (used in) operating activities less Purchases of property and equipment, plus Items affecting comparability of Acquisition and Divestiture Costs and Organizational Efficiency Costs, to the extent they were cash in nature and recorded through SG&A, and Changes in operating assets and liabilities of items affecting comparability.  The Company believes that Adjusted Free Cash Flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses, investment in our business and items affecting comparability. The Company believes that Adjusted Free Cash Flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.

The Company also presents Leverage Ratio, which is a non-GAAP metric, and is calculated as total debt, which includes Current debt and Long-term debt, divided by the trailing twelve months Adjusted EBITDA. Adjusted EBITDA is calculated as Net Income (Loss), excluding, Interest expense, net; Loss on extinguishment of debt; Provision for income taxes; Depreciation and amortization; Cloud computing amortization; Share-based compensation; and Items affecting comparability including Acquisition and Divestiture Costs, Organizational Efficiency Costs and Impairment. The Company believes that the Leverage Ratio is an important metric to assess the strength of our balance sheet and credit quality and as a metric showing our commitment to our Investment Grade rating.

Net Debt is calculated as total debt, which includes Current debt and Long-term debt, minus Cash and cash equivalents, minus Short-term investments.

Schedule 1:  Consolidated Statements of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Year Ended June 28, 2025 and  June 29, 2024
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	Quarter Ended		Year Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024

Net sales	$1,723.2	$1,591.1	$7,010.7	$6,671.2
Cost of sales	408.1	399.9	1,721.8	1,781.7
Gross profit	1,315.1	1,191.2	5,288.9	4,889.5
Selling, general and administrative expenses	1,898.6	956.2	4,873.9	3,749.4
Operating income (loss)	(583.5)	235.0	415.0	1,140.1
Loss on extinguishment of debt	—	—	120.1	—
Interest expense, net	14.8	30.5	85.4	125.0
Other expense (income)	(4.3)	3.7	(6.6)	3.2
Income (loss) before provision for income taxes	(594.0)	200.8	216.1	1,011.9
Provision (benefit) for income taxes	(76.9)	41.5	32.9	195.9
Net income (loss)	$(517.1)	$159.3	$183.2	$816.0
Net income (loss) per share:
Basic	$(2.49)	$0.69	$0.84	$3.56
Diluted	$(2.49)	$0.68	$0.82	$3.50
Shares used in computing net income (loss) per share:
Basic	207.8	230.0	216.8	229.2
Diluted	207.8	234.7	222.5	233.2

Schedule 2:  Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Year Ended June 28, 2025 and  June 29, 2024
(in millions)
(unaudited)

	QUARTER ENDED
	June 28, 2025	June 29, 2024	% Change	Constant Currency % Change

Coach	$1,425.1	$1,250.4	14%	13%
Kate Spade	252.6	290.1	(13)%	(13)%
Stuart Weitzman	45.5	50.6	(10)%	(10)%
Total Tapestry	$1,723.2	$1,591.1	8%	8%

	YEAR ENDED
	June 28, 2025	June 29, 2024	% Change	Constant Currency % Change

Coach	$5,598.5	$5,095.3	10%	10%
Kate Spade	1,197.1	1,334.4	(10)%	(10)%
Stuart Weitzman	215.1	241.5	(11)%	(11)%
Total Tapestry	$7,010.7	$6,671.2	5%	5%

Schedules 3 & 4: Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended June 28, 2025					For the Year Ended June 28, 2025
	Items Affecting Comparability					Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition and Divestiture Costs (*)	Organizational Efficiency Costs (**)	Impairment (***)	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition and Divestiture Costs (*)	Organizational Efficiency Costs (**)	Impairment (***)	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	1,119.6	—	—	—	1,119.6	4,372.5	—	—	—	4,372.5
Kate Spade	171.6	—	—	—	171.6	798.0	—	—	—	798.0
Stuart Weitzman	23.9	—	—	—	23.9	118.4	—	—	—	118.4
Gross profit	$1,315.1	$—	$—	$—	$1,315.1	$5,288.9	$—	$—	$—	$5,288.9

SG&A expenses
Coach	671.9	—	0.8	—	671.1	2,497.2	—	0.8	—	2,496.4
Kate Spade	1,035.8	—	2.9	854.8	178.1	1,567.2	—	5.7	854.8	706.7
Stuart Weitzman	25.3	—	—	—	25.3	133.8	0.6	—	—	133.2
Corporate	165.6	5.1	8.5	—	152.0	675.7	111.9	10.7	—	553.1
SG&A expenses	$1,898.6	$5.1	$12.2	$854.8	$1,026.5	$4,873.9	$112.5	$17.2	$854.8	$3,889.4

Operating income (loss)
Coach	447.7	—	(0.8)	—	448.5	1,875.3	—	(0.8)	—	1,876.1
Kate Spade	(864.2)	—	(2.9)	(854.8)	(6.5)	(769.2)	—	(5.7)	(854.8)	91.3
Stuart Weitzman	(1.4)	—	—	—	(1.4)	(15.4)	(0.6)	—	—	(14.8)
Corporate	(165.6)	(5.1)	(8.5)	—	(152.0)	(675.7)	(111.9)	(10.7)	—	(553.1)
Operating income (loss)	$(583.5)	$(5.1)	$(12.2)	$(854.8)	$288.6	$415.0	$(112.5)	$(17.2)	$(854.8)	$1,399.5

Loss on extinguishment of debt	—	—	—	—	—	120.1	119.4	—	—	0.7
Interest expense, net	14.8	—	—	—	14.8	85.4	60.2	—	—	25.2

Provision for income taxes	(76.9)	(0.8)	(1.9)	(129.7)	55.5	32.9	(80.1)	(3.3)	(129.7)	246.0
Net income (loss)	$(517.1)	$(4.3)	$(10.3)	$(725.1)	$222.6	$183.2	$(212.0)	$(13.9)	$(725.1)	$1,134.2
Shares used in computing net income (loss) per diluted common share(1)	207.8				214.6	222.5				222.5
Net income (loss) per diluted common share	$(2.49)				$1.04	$0.82				$5.10

(*) Relates to costs incurred by the Company in connection with the previously terminated Capri Acquisition and the divestiture of the Stuart Weitzman Business.
(**) Relates to organizational efficiency costs, primarily related to severance costs and technology costs.
(***) Relates to impairment costs for the Kate Spade indefinite-lived brand intangible assets and goodwill.
(1) Due to the GAAP Net loss in the quarter, there is no dilution impact on the GAAP Shares used in computing net income (loss) per diluted common share, as this would result in anti-dilutive impact. The dilution impact excluded in the computation of Net income (loss) per diluted common share in the quarter is approximately 6.8 million shares.

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended June 29, 2024			For the Year Ended June 29, 2024
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs(*)	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition Costs(*)	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	969.0	—	969.0	3,875.4	—	3,875.4
Kate Spade	194.3	—	194.3	871.2	—	871.2
Stuart Weitzman	27.9	—	27.9	142.9	—	142.9
Gross profit	$1,191.2	$—	$1,191.2	$4,889.5	$—	$4,889.5

SG&A expenses
Coach	580.2	—	580.2	2,224.3	—	2,224.3
Kate Spade	170.4	—	170.4	738.6	—	738.6
Stuart Weitzman	37.2	—	37.2	164.1	—	164.1
Corporate	168.4	27.0	141.4	622.4	109.9	512.5
SG&A expenses	$956.2	$27.0	$929.2	$3,749.4	$109.9	$3,639.5

Operating income (loss)
Coach	388.8	—	388.8	1,651.1	—	1,651.1
Kate Spade	23.9	—	23.9	132.6	—	132.6
Stuart Weitzman	(9.3)	—	(9.3)	(21.2)	—	(21.2)
Corporate	(168.4)	(27.0)	(141.4)	(622.4)	(109.9)	(512.5)
Operating income (loss)	$235.0	$(27.0)	$262.0	$1,140.1	$(109.9)	$1,250.0

Interest expense, net	30.5	33.0	(2.5)	125.0	116.7	8.3

Provision for income taxes	41.5	(2.2)	43.7	195.9	(42.4)	238.3
Net income (loss)	$159.3	$(57.8)	$217.1	$816.0	$(184.2)	$1,000.2
Net income (loss) per diluted common share	$0.68	$(0.24)	$0.92	$3.50	$(0.79)	$4.29

(*) Relates to costs incurred by the Company in connection with the previously terminated Capri Acquisition.

Schedule 5:  Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 28, 2025 and June 29, 2024
(in millions)

	(unaudited)	(audited)
	June 28, 2025	June 29, 2024
ASSETS
Cash, cash equivalents and short-term investments	$1,119.6	$7,203.8
Receivables	239.3	228.2
Inventories	860.7	824.8
Other current assets	509.6	546.9
Assets held for sale	176.4	—
Total current assets	2,905.6	8,803.7
Property and equipment, net	489.5	514.7
Operating lease right-of-use assets	1,331.0	1,314.4
Other assets	1,854.4	2,763.5
Total assets	$6,580.5	$13,396.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$456.1	$452.2
Accrued liabilities	736.9	656.3
Current portion of operating lease liabilities	299.0	299.7
Current debt	16.7	303.4
Liabilities held for sale	48.2	—
Total current liabilities	1,556.9	1,711.6
Long-term debt	2,377.9	6,937.2
Long-term operating lease liabilities	1,205.6	1,224.2
Other liabilities	582.3	626.4
Stockholders' equity	857.8	2,896.9
Total liabilities and stockholders' equity	$6,580.5	$13,396.3

Schedule 6:  Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Fiscal Years Ended June 28, 2025 and June 29, 2024
(in millions)

	(unaudited)	(audited)
	June 28, 2025	June 29, 2024
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$183.2	$816.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	162.9	174.0
Impairment charges	854.8	—
Loss on extinguishment of debt	120.1	—
Amortization of cloud computing arrangements	62.0	55.0
Other non-cash items	(127.1)	42.7
Changes in operating assets and liabilities	(39.3)	167.9
Net cash provided by (used in) operating activities	1,216.6	1,255.6

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of investments	(1,886.4)	(2,713.0)
Proceeds from maturities and sales of investments	2,923.1	1,676.3
Purchases of property and equipment	(122.7)	(108.9)
Other items	—	103.7
Net cash provided by (used in) investing activities	914.0	(1,041.9)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(299.3)	(321.4)
Repurchase of common stock	(1,718.7)	—
Share repurchase not yet settled	(300.0)	—
Proceeds from issuance of debt, net of discount	2,248.1	6,089.5
Payment of debt extinguishment costs	(63.5)	—
Repayment of debt	(7,163.3)	(468.8)
Other items	121.5	(84.9)
Net cash provided by (used in) financing activities	(7,175.2)	5,214.4
Effect of exchange rate on cash and cash equivalents	26.3	(12.2)

Net (decrease) increase in cash and cash equivalents, including cash classified within assets held for sale	(5,018.3)	5,415.9
Less: net (decrease) increase in cash classified within current assets held for sale	(23.7)	—
Net (decrease) increase in cash and cash equivalents	(5,042.0)	5,415.9
Cash and cash equivalents at beginning of period	$6,142.0	$726.1
Cash and cash equivalents at end of period	$1,100.0	$6,142.0

Schedule 7:  Adjusted Free Cash Flow GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED FREE CASH FLOW
GAAP TO NON-GAAP RECONCILIATION
For the Quarter and Year Ended June 28, 2025 and  June 29, 2024
(in millions)
(unaudited)

	Quarter Ended		Year Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net cash provided by (used in) operating activities (GAAP)	$446.8	$256.0	$1,216.6	$1,255.6
Purchases of property and equipment	(35.3)	(46.2)	(122.7)	(108.9)
Items affecting comparability - Acquisition and Divestiture Costs	3.3	60.0	154.6	226.6
Items affecting comparability - Organizational Efficiency Costs	9.7	-	14.0	-
Changes in operating assets and liabilities of items affecting comparability
Accrued liabilities	1.0	68.1	98.6	(100.6)
Other assets	-	0.3	(11.9)	11.9
Other liabilities	-	-	-	-
Accounts payable	(1.1)	-	5.3	(7.0)
Adjusted Free Cash Flow (Non-GAAP)	$424.4	$338.2	$1,354.5	$1,277.6

Adjusted Free Cash Flow is calculated by taking Net cash provided by (used in) operating activities less Purchases of property and equipment, plus Items affecting comparability of Acquisition and Divesture Costs and Organizational Efficiency Costs, to the extent they were cash in nature and recorded through SG&A, and Changes in operating assets and liabilities of items affecting comparability.
During the fourth quarter of fiscal 2025 the Company updated the definition of adjusted free cash flow to exclude certain items affecting comparability, primarily the Loss on extinguishment of debt. Under the updated definition, adjusted free cash flow for the quarter ended December 28, 2024 and March 29, 2025 was $771.5M and $117.6M, respectively. The previously reported adjusted free cash flow for the quarter ended on December 28, 2024 and March 29, 2025 was $890.9M and $134.6M, respectively.

Schedule 8: Adjusted EBITDA and Leverage Ratio GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED EBITDA for the Trailing Twelve Months ("TTM") ended on June 28, 2025, and LEVERAGE RATIO as of June 28, 2025
GAAP TO NON-GAAP RECONCILIATION
(in millions)
(unaudited)

	Quarter Ended				TTM
	September 28, 2024	December 28, 2024	March 29, 2025	June 28, 2025	June 28, 2025
Net Income (Loss) - (GAAP)	$186.6	$310.4	$203.3	$(517.1)	$183.2
Adjusted for:
Interest expense, net	30.7	24.5	15.4	14.8	85.4
Loss on extinguishment of debt	—	120.1	—	—	120.1
Provision for income taxes	39.1	34.9	35.8	(76.9)	32.9
Depreciation and amortization	40.9	40.9	38.0	43.1	162.9
Cloud computing amortization	14.0	14.6	15.0	18.4	62.0
Share-based compensation expense	19.1	21.8	24.2	22.2	87.3
Items affecting comparability - Acquisition and Divestiture Costs	33.4	55.4	18.6	5.1	112.5
Items affecting comparability - Organizational Efficiency Costs	—	—	5.0	12.2	17.2
Items affecting comparability - Impairment	—	—	—	854.8	854.8
Adjusted EBITDA (NON-GAAP) (*)	$363.8	$622.6	$355.3	$376.6	$1,718.3

Total Debt (**) as of June 28, 2025					$2,394.6
Leverage Ratio (***) as of June 28, 2025					1.4

(*) Adjusted EBITDA is calculated as Net Income (Loss), excluding, Interest expense, net; Loss on extinguishment of debt; Provision for income taxes; Depreciation and amortization; Cloud computing amortization; Share-based compensation; Items affecting comparability including Acquisition and Divestiture Costs, Organizational Efficiency Costs and Impairment
(**) Total Debt Includes Current debt and Long-term debt as of June 28, 2025
(***) Leverage Ratio is calculated as Total Debt as of June 28, 2025 divided by Adjusted EBITDA for the trailing twelve months ended June 28, 2025

Schedule 9:  Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At March 29, 2025 and June 28, 2025
(unaudited)

	As of			As of
Directly-Operated Store Count:	March 29, 2025	Openings	(Closures)	June 28, 2025
Coach
North America	324	2	(2)	324
International	599	15	(7)	607

Kate Spade
North America	192	3	(6)	189
International	175	1	(5)	171

Stuart Weitzman
North America	29	—	(1)	28
International	57	—	(5)	52

TAPESTRY, INC.
STORE COUNT
At June 29, 2024 and June 28, 2025
(unaudited)

	As of			As of
Directly-Operated Store Count:	June 29, 2024	Openings	(Closures)	June 28, 2025
Coach
North America	324	4	(4)	324
International	606	37	(36)	607

Kate Spade
North America	197	7	(15)	189
International	181	12	(22)	171

Stuart Weitzman
North America	34	—	(6)	28
International	60	3	(11)	52

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